STATE STREET RESEARCH SECURITIES TRUST

                    Amendment No. 5 to Master Trust Agreement

                             INSTRUMENT OF AMENDMENT



         Pursuant to Article VII, Section 7.3 and Article IV, Section 4.1 of the Master Trust Agreement of State Street Research Securities Trust (the "Trust") dated January 25, 1994 (the "Master Trust Agreement"), as heretofore amended, the following action is taken:

         The first sentence of the first paragraph of Article IV, Section 4.2 of the Master Trust Agreement is hereby amended to read as follows:

         "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate further Sub-Trusts or classes, the Trustees hereby establish and designate the following Sub-Trusts: State Street Research Strategic Income Fund, State Street Research Legacy Fund and State Street Research Galileo Fund."


         This Amendment shall operate to abolish State Street Research Intermediate Bond Fund, which has been liquidated.


         This Amendment shall be effective as of February 23, 1999.

         IN WITNESS WHEREOF, the undersigned assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.

                                   /s/ Darman A. Wing
                                  ------------------------------
                                       Darman A. Wing
                                       Assistant Secretary